Exhibit 99.1

Investor Relations:	Media and Analyst Contact:
Acme Packet	CHEN PR
Brian Norris	Chris Carleton
+1 781.328.4790	+1 781.672.3115
bnorris@acmepacket.com	ccarleton@chenpr.com
Acme Packet Expands Board of Directors with Addition of Dr. Russell Muirhead
BEDFORD, MA. — January 27, 2011 — Acme Packet ® (NASDAQ: APKT), the leader in session border control solutions, today announced that Dr. Russell Muirhead has been appointed to the Company’s Board of Directors effective immediately.
“We are delighted to have Russ join the Board of Directors,” said Mr. Andrew D. Ory, President and Chief Executive Officer of Acme Packet, Inc. “He has nearly 25 years of experience in the academic fields of government, modern leadership and public ethics. His insights on global politics and public policy will be invaluable as we expand the reach for our solutions within federal, state, and local government. We look forward to Russ’s contributions and counsel as we as we prepare for the next stage of the Company’s growth.”
Dr. Muirhead holds an endowed professorship at Dartmouth College, where he has taught courses on ethics, the history of political thought, and American politics since 2009. Dr. Muirhead was an Associate Professor in the Department of Government at the University of Texas at Austin from 2006 through 2009. From 2002 through 2006, Dr. Muirhead was an Associate Professor at Harvard University in the Department of Government. He began his academic career in 1996 as an Assistant Professor at Williams College. Dr. Muirhead holds a Ph.D. from Harvard University, and additional degrees from Harvard University and Oxford University, where he was a Rhodes Scholar.
Dr. Muirhead will serve as an independent director of the Company within the meaning of the Marketplace Rules of the NASDAQ Stock Market, LLC. The Company has notified NASDAQ that as a result of Dr. Muirhead’s appointment to the Board of Directors, a majority of the Board is again comprised of independent directors as required by Nasdaq Marketplace Rule 4350(c)(1). Dr. Muirhead was also appointed to serve on the Company’s Compensation Committee and Nominating and Corporate Governance Committee.
About Acme Packet
Acme Packet (NASDAQ: APKT), the leader in session border control solutions, enables the delivery of trusted, first-class interactive communications—voice, video and multimedia sessions—and data services across IP network borders. Our Net-Net family of session border controllers, multiservice security gateways and session routing proxies supports multiple applications in service provider, enterprise and contact center networks—from VoIP trunking to hosted enterprise and residential services to fixed-mobile convergence. They satisfy critical security, service assurance and regulatory requirements in wireline, cable and wireless networks; and support multiple protocols—SIP, H.323, MGCP/NCS, H.248 and RTSP—and multiple border points—service provider access and interconnect, and enterprise access and trunking. Over 10,000 Acme Packet systems have been deployed by more than 1,180 customers in 105 countries. They include 92 of the top 100 service providers in the world and 11 of the Fortune 25. For more information, contact us at +1 781.328.4400, or visit www.acmepacket.com.
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